Exhibit 10.1

CONFIDENTIAL RESIGNATION AND RELEASE AGREEMENT

I.                                         Parties. The parties to this Confidential Resignation and Release Agreement (“Agreement”) are Thomas P. Friezen (“Friezen”), and Dakota Growers Pasta Company, Inc. (“DGPC”), its successors, assigns, divisions, parents, related or affiliated entities, officers, trustees, directors, members, employees, agents and counsel, including without limitation, any and all current or former executive, management and supervisory employees (collectively, “Released Parties”).

II.                                     Resignation of Employment. Friezen resigns from his position as Chief Financial Officer with DGPC effective February 21, 2006 and his employment with DGPC is terminated effective the same date by virtue of his resignation.

III.                                 Consideration to Friezen. As consideration for the promises made by Friezen in this Agreement, DGPC agrees to provide the following to Friezen:

a.                                       Accrued Vacation – DGPC will pay Friezen for all accrued, but unused, vacation time as of February 21, 2006, consistent with current DGPC policies.

Number of Unused Hours   258.29 hours

b.                                      Additional Payment – DGPC will continue to pay to Friezen, upon the expiration of the revocation period as set forth in paragraph XVI of this Agreement, his base salary as of the effective date of this Agreement, less all required or requested deductions, for a period of twelve (12) months from the effective date of this Agreement. Payments will be made in accordance with DGPC’s payroll practices. The effective date of this Agreement shall be the date, in accordance with paragraph XVI of this Agreement, upon which this Agreement is accepted by Friezen and the revocation period has expired without being revoked by Friezen.

c.                                       Health Care Continuation (non-Cobra) – DGPC will as of the effective date of this Agreement continue to provide healthcare, dental and life insurance coverage for a period of twelve (12) months from the effective date of this agreement, in accordance with the terms of the applicable coverage provided to other executive-level employees, provided that such coverage is requested. Friezen will be responsible for any and all premium co-pays or deductions as required of other executive-level employees. Such co-pays or deductions shall be made via payroll deductions.

d.                                      COBRA – Upon expiration of Friezen’s healthcare continuation set forth in paragraph III. c., Friezen may elect to continue to receive medical and health benefits from DGPC for up to eighteen (18) months pursuant to the Consolidated

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Omnibus Budget Reconciliation Act (“COBRA”). Notification of Friezen’s rights under COBRA, the cost of his participation and the enrollment forms will be sent to him in accordance with DGPC’s obligations under COBRA.

e.                                       401K - DGPC will continue to make and/or match contributions to Friezen’s 401K account in accordance with the terms of the Plan. Friezen shall be entitled to any and all vested portions of his 401K account after the 12-month effective period of this Agreement ends and shall be permitted to access the account in accordance with the terms of the Plan.

f.                                         Other Employee Benefits -    All other fringe benefits from DGPC will discontinue as of February 21, 2006.

g.                                      Stock Options -  Friezen may exercise any stock options he may have in accordance with any applicable stock option agreement.

h.                                      Debt Forgiveness -   Friezen currently is indebted to DGPC in the amount of Thirty-Eight Thousand Six Hundred Twenty Nine Dollars and zero cents ($38,629.00). In exchange for Friezen’s agreements and obligations set forth in paragraphs IV and V of this Agreement, DGPC hereby agrees to forgive and waive Friezen’s obligations with regard to the indebtedness identified in this paragraph III.h. at the end of this two year Agreement subject to Friezen’s full compliance with the terms of this Agreement. Debt Forgiveness will include the additional interest, with such interest charged at the Applicable Federal Rate as published by the Internal Revenue Service, that is accrued during the same period.

IV.                                 Full Release of All Claims.

In exchange for the consideration in paragraph III. b., c., and h., to which Friezen acknowledges he was not otherwise entitled to, Friezen agrees to release and discharge forever the Released Parties from all causes of action, claims, demands, debits, costs and expenses for damages which he now has or may have, whether known or unknown, against the Released Parties on account of his employment with DGPC and/or the termination of his employment with DGPC. This release includes, without limitation, any claim by Friezen against the Released Parties for damages resulting from injuries, harassment, mental anguish and emotional distress. This release also includes, but is not limited to, any claim of discrimination or harassment on any basis, including race, color, national origin, religion, sex, age, handicap or disability arising under any federal, state, or local statute, ordinance, order or law, including without limitation the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; Family and Medical Leave Act; Fair Labor Standards Act, as amended; National Labor Relations Act, as amended; Employee Retirement Income Security Act, as amended; any federal, state, or municipal law, statute, ordinance or common law doctrine regarding (i) the existence or breach of oral or written contracts of employment, (ii) negligent or intentional misrepresentations, (iii) wrongful discharge, (iv) failure to hire, (v) interference with contract, (vi) breach of good faith and fair dealing, (vii) defamation, (viii) negligent or intentional infliction of

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emotional distress, (ix) unlawful discharge in violation of public policy, (x) retaliation, (xi) promissory and/or equitable estoppel, (xii) whistleblowing, (xiii) retaliation, (xiv) or any other federal, state or local laws regarding rights or claims relating to employment;  and any other claims which in any manner arise out of Friezen’s employment or his resignation of employment with DGPC. This waiver does not apply to claims that may arise after the effective date of this Agreement. Friezen agrees that he will never file a lawsuit asserting any claim that is released in this Agreement.

V.                                     In exchange for the obligations and agreements on behalf of DGPC, specifically the consideration to be provided by DGPC in paragraph III. b., c. and h., set forth in this Agreement, Friezen agrees that for a period of two (2) years after the date of this Agreement he will not directly or indirectly, for himself or any other person or entity:

a.                                       Engage in any business activity similar to that in which Friezen engaged during his employment with DGPC for any person or entity selling, marketing, distributing or manufacturing products that are the same as, or similar to, or that compete with products that DGPC markets or sells anywhere that DGPC markets or sells such products or presently intends to market or sell such products.

b.                                      Contact, solicit, or attempt to solicit business from any customer or prospective customer of DGPC whether directly or indirectly for the purpose of selling, offering or marketing any products the same as or similar to, or that compete with, any products that such customer has purchased from DGPC during Friezen’s employment with DGPC.

c.                                       Solicit or recruit or assist or attempt to solicit or recruit, directly or indirectly, for himself or for any other person or entity, any employee who has worked for DGPC during the course of Friezen’s employment with DGPC. Such activity includes identifying to any person or entity employees of DGPC who have special knowledge regarding DGPC’s areas of interest; or commenting about the quality or quantity of work or personal characteristics of any person still employed by DGPC.

d.                                      Disclose or use Confidential Information, directly or indirectly, for Friezen’s own benefit to compete, directly or indirectly, against DGPC, or to any other person, firm, association, or other organization that does, or will, compete against DGPC, directly or indirectly. For purposes of this Agreement, the words “Confidential Information” mean information, records, and data in any form or format, not publicly known, about any of DGPC’s methods, processes, techniques, equipment, services, or products. They include matters relating to DGPC’s research, development, finances, assembly, purchasing, manufacturing, accounting, engineering, marketing, pricing, profit margins, or selling acquired by Friezen during his employment with DGPC. The words “Confidential Information” also mean all information and data, not publicly known, that Friezen acquired about either DGPC’s customers/clients or its prospective customers/clients, or both, in the course of Friezen’s employment with DGPC, including any customer/client lists in any form.

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VI.                                 No Admission of Liability or Wrongful Conduct. The parties acknowledge that the consideration provided by DGPC is given solely in exchange for the promises in this Agreement and that such consideration does not constitute an admission by either party of liability or of violation of any applicable law or regulation or any wrongful conduct whatsoever. DGPC expressly denies any such liability, violation or other wrongful conduct.

VII.                             Nondisparagement. DGPC and Friezen agree not to make any false statement or communication to any third party regarding the other party to this Agreement and not to make any statement regarding each other that could be construed as malicious or defamatory, specifically including Friezen’s employment with DGPC and the resignation of his employment. Further, DGPC and Friezen agree not to authorize any written or oral statement regarding the other party that is prohibited by this paragraph.

VIII.                         Representation Regarding Disclosure of Regulatory Issues. Friezen hereby represents and warrants that during his exit interview on February 21, 2006 with Ms. Susan Clemens, advised DGPC of all instances of regulatory violations by Released Parties of which he is aware.

IX.                                Nondisclosure of Settlement Terms. The parties agree that the terms and conditions of this Agreement are and shall remain strictly confidential. Except as specifically set forth below, the parties shall not disclose the terms of this Agreement in whole or in part to any individual or entity without express prior written consent of the other party.

a.                                       The parties agree that they will not disclose the terms of this Agreement to any other person except:  (i) their professional advisors as necessary to render professional services, provided that the terms of this confidentiality provision must be expressly communicated to such advisors; (ii) DGPC may communicate with its officers, managers, employees, directors and trustees on a need-to-know basis; (iii) to the extent required by a court order or other compulsory process; (iv) to any federal, state, or local taxing authority as necessary to comply with tax-related obligations; and (v) as otherwise may be necessary to implement or enforce the terms of this Agreement.

b.                                      Upon a party’s receipt of any order, subpoena or other compulsory process demanding production or disclosure of any term of this Agreement, the party will promptly notify the other party in writing of the requested disclosure, including the proposed date of the disclosure, the reason for the requested disclosure, and the identity of the individual or entity requesting the disclosure, no later than ten (10) business days prior to the date that such disclosure is to be made, if possible, but in any event within a reasonable time before such disclosure is to be made.

c.                                       The parties acknowledge that the Agreement will be disclosed in accordance with the Rules and Regulations of the United States Securities and Exchange Commission.

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X.            Return of DGPC Property. Friezen agrees to immediately return his DGPC-provided credit cards, equipment and keys. Friezen also agrees to immediately return all original and duplicate documents, files, reports, computer files and records, financial records, personnel records, policies and procedures and all other tangible things in his possession that were created, collected or received by Friezen while employed at DGPC.

XI.           Entire Agreement. Friezen agrees that no promises or agreements have been made to him except those contained in this Agreement and that this document constitutes the entire agreement and understanding between the parties.

XII.         Severability. The parties agree that the terms of this Agreement are intended to be severable. If any term, provision, clause or item of this Agreement is declared to be invalid or unenforceable by any court or administrative body of competent jurisdiction, the remaining portions of the Agreement shall not be affected thereby and shall be enforced in accordance with law.

XIII.        Controlling Law. Through mutual agreement between both parties, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

XIV.        Review Period. Friezen acknowledges and understands that he has twenty-one (21) days from February 21, 2006 in which to review and consider this Agreement. Friezen further understands that while he may sign this Agreement before the expiration of twenty-one (21) days, he is not required to do so.

XV.         Right to Counsel. Friezen acknowledges and understands that he has the right to have his own legal counsel review this Agreement and that DGPC encourages him to seek the advice and guidance of legal counsel.

XVI.        Revocability and Effective Date. Friezen may revoke and cancel this Agreement in writing at any time within seven (7) days after his execution of this Agreement by providing written notice of revocation to the Vice-President of Human Resources at 7300 36th Avenue North, New Hope, MN  55427. If he does so revoke, this Agreement will be null and void and DGPC shall have no obligation to perform the undertakings provided in this Agreement. This Agreement shall not become effective and enforceable until after the expiration of this seven (7) day revocation period; after such time, if there has been no revocation, the Agreement shall be fully effective and enforceable.

XVII.       Acknowledgments. Friezen expressly acknowledges that he has carefully read and understands the terms of this Agreement; that he has had an opportunity to consult with an attorney prior to executing this Agreement; that he has signed this Agreement voluntarily of his own free will, with a full understanding of its significance and intending to be bound by its terms.

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The parties have executed this Confidential Resignation and Release Agreement this 6th day of March, 2006.

/s/ Thomas P. Friezen

THOMAS P. FRIEZEN

DAKOTA GROWERS PASTA COMPANY, INC.

By:	/s/ Susan M. Clemens

SUSAN M. CLEMENS

VP Human Resources

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